                        FINET HOLDINGS CORPORATION,
                          MONUMENT MORTGAGE, INC.
                                    AND
                    PREFERENCEAMERICA MORTGAGE NETWORK


                           TERM SHEET AGREEMENT

      THIS TERM SHEET AGREEMENT, which is effective as of the 22nd day of May, 1996 is intended to set forth the understanding of the parties as to their respective commitments.


                                 RECITALS

      A. FINET HOLDINGS CORPORATION, a Delaware corporation ("Finet"), MONUMENT MORTGAGE, INC., a California corporation ("MMI") and PREFERENCE AMERICA MORTGAGE NETWORK, a California corporation ("PAMN"), wish to combine their respective businesses by means of MMI and PAMN becoming subsidiaries of Finet through an appropriate method of acquisition to be determined, with the objectives of minimizing MMI tax consequences and retaining existing MMI Lender approvals.

      B. Two individuals, Mr. James Noack and Mr. James Umphryes, are the sole shareholders of MMI, and together with a third individual, Mr. E. E. Umphryes, are the sole shareholders of PAMN.

      C. The parties agree that upon consummation of the acquisitions of MMI and PAMN, they intend to continue to operate under their respective names; however, for purposes of relationships with the market, each will become a wholly owned subsidiary of Finet and shall indicate that it is a Finet company by use of the Finet name and logo in an appropriate manner.

      D. The purpose of this Term Sheet Agreement is to set forth the understanding of the parties relative to the matters above. After execution of this Term Sheet Agreement, more Definitive Acquisition Agreements (DAA) will be prepared which will contain the representations, warranties, covenants and indemnities that are usual and customary in transactions of this nature, and will be consistent in all material respects with the terms of this Agreement. It is intended that this Agreement will be a binding contract, subject to its terms and conditions.


AGREEMENT AND TERMS

     In consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

I.   Recitals

     The above recitals are incorporated herein by reference.

II.  MMI Shareholder Distribution

      It is hereby acknowledged that, on or before May 31, 1996, the Board of Directors of MMI intends to declare a distribution payable to the shareholders of record in the amount of Two Million Dollars ($2,000,000). Further, it is MMI's intent to distribute one half this amount ($1,000,000) in cash, and to issue a convertible subordinated debenture in the amount of the remaining half ($1,000,000) which bears interest at the Applicable Federal Rate (AFR) as established by the Internal Revenue Service, and is convertible into MMI's common shares. These distributions will be made prior to the acquisition of MMI by Finet.

III. Acquisition of MMI

      In consideration for the acquisition of all (100%) of the issued and outstanding stock of MMI, Finet will (a.) retire the Monument convertible subordinated debenture described in section II above by (i) issuing its own subordinated convertible debenture with a face amount of one million dollars ($1,000,000) or, at Finet's option, by (ii) issuing two million (2,000,000) shares of Finet common stock to the debenture holders, (b.) issue the number of shares of Finet's common stock equal to the sum of (i) the 4/30/96 audited GAAP book value of MMI, adjusted for the results of operations through the date of acquisition of MMI by Finet, plus (ii) the value of MMI's loan servicing rights, net of recorded intangible servicing rights, as established by independent appraisal as of said acquisition date, divided by the price per share of the shares offered by Finet in its current private placement, said price expected to be fifty cents ($0.50) per share, and (c.) by issuing an additional Two Million (2,000,000) shares of Finet common stock. The parties agree that subsequent changes in the market price of Finet stock will not cause a change in the number of shares issued.

      Should Finet chose to retire the MMI convertible subordinated debenture in accordance with section III(a)(i) above, the convertible subordinated debenture issued by Finet in exchange for MMI's convertible subordinated debenture shall have a term of five (5) years, bear interest at the Applicable Federal Rate (AFR) as established by the IRS, payable monthly, and at the option of Finet, may at any time, be retired for cash, in part or entirely, upon thirty (30) days written notice, however, upon such notice, the holders(s) shall have the right to chose shares in lieu of cash at the rate of two (2) shares per retirement dollar.

IV.  Acquisition of PAMN

      Subject to completion of an acceptable employment contract revision for Mr. Gregg Pasternak, Executive Vice President and Regional Manager of PAMN, and in consideration for the acquisition of all (100%) of the issued and outstanding stock of PAMN, Finet will pay Two Hundred Fifty Thousand Dollars ($250,000) in cash to the shareholders of PAMN. In the event that Mr. Pasternak refuses to enter into an employment agreement with PAMN, the purchase price for PAMN will be renegotiated. The close of the PAMN acquisition will be concurrent with the MMI close, and if the acquisition of either MMI or PAMN fails to occur, the acquisition of the other is hereby canceled.

V.   Audit

      Prior to July 15, 1996, MMI and PAMN will each provide complete financial statement audits, at their respective expenses, to comply with the requirements of the Securities and Exchange Commission for a registered
Section 12(g) company. Normally this would require three years of income statements and two years of balance sheets.

VI.  Retention

     Twenty percent (20%) of the shares issued to MMI shareholders by Finet for the acquisition of MMI will be escrowed in a Retention Account. During the twenty-four month period after the closing of the acquisition, the Retention account ledger balance, with an initial value of zero, shall be adjusted upward for the dollar value of any liabilities that are not reflected on the balance sheets of Finet (or are not otherwise disclosed) and to cover any and all damages that may arise out of the violations, if any, of Finet's representations and warranties in the DAA, and adjusted downward for (i) any liabilities that are not reflected on the balance sheets of MMI and/or PAMN (or are not otherwise disclosed) and to cover any and all damages that may arise out of the violations, if any, of their representations and warranties in the DAA and (ii) any expenses incurred for tax payments pursuant to VIII(m) below. At the expiration of the twenty-four month period, the final balance of the Retention Account ledger shall be calculated and, if said balance is negative, the equivalent number of shares calculated, at CMV as herein defined, shall be retained by Finet and the remaining shares in the Retention Account, if any, shall be distributed
to  the  MMI  shareholders.   If  the final Retention  Account  balance  is
positive, the equivalent number of shares, calculated at CMV as herein defined, shall be issued by Finet and, together with all the shares in the Retention Account, be distributed to the MMI shareholders. The maximum number of additional shares issued by Finet, if any, shall be equal to the initial number of shares escrowed in the Retention Account. All shares held in the Retention Account shall continue to grant full voting rights to the shareholders while in escrow.

It is understood that the calculation of the above items shall be based on continuation of the same accounting methods currently used by Finet, MMI and PAMN.

VII. Board of Directors

      Finet will nominate Mr. Noack and Mr. Umphryes to be Members of the Board of Directors of Finet, and will use its best efforts to cause their election to the Board at its first regular meeting after the acquisition date. Each officer of Finet who is a Director will vote in favor of these nominations at said meeting.

VIII.     Employment & Consulting Contracts

     Key management employees of MMI and PAMN have been identified as Paul Garrigues, Senior VP and CFO of MMI
          Lee Decker, Senior VP/Secondary Marketing of MMI
           Bill Dullaghan, Senior VP/National Wholesale Loan Production Manager of MMI
          Gregg Pasternak, Executive VP and Regional Manager of PAMN.

      Existing employment contracts for these individuals will be revised prior to the acquisition date to address their respective terms of employment with the post-acquisition organization, including retention commitments, stock options, non-compete & non-disclosure clauses, and other critical terms. These agreements will be subject to review and approval by Finet.

       The parties hereto state their intent to require that the payment of a fixed base salary in excess of $150,000 per year to any employee have the recommendation of the compensation committee of the board and the approval by not less than 75% of the members of the board of Directors not abstaining.

      Mr. Noack and Mr. Umphryes will be employed by Finet on the following basis: It is understood that the following terms shall be in effect until replaced by individual employment contracts that are consistent in form and content with the standards to be established by the compensation committee for executive officers.

     a)   Title:    Mr. Noack: President of MMI
               Mr. Umphryes: Executive VP of MMI and PAMN

      b)    Base Salary:   $150,000 per annum, payable twice per month, net
of the cost of insurance
                    benefits and personal use of leased vehicles

     c)   Term:     Three years from the closing of the acquisitions.

      d) Participation in management stock option plan and/or incentive plan as determined by the Board of Directors for Noack only.

     e)   Deleted

      f) Benefits to include four weeks paid vacation and two weeks sick leave annually and, subject to applicable employer anti-discrimination requirements, if any, full payment of all premiums for company offered medical, dental, vision, life and disability coverage.

      g) Full time employment and no other competitive employment for Noack and Umphryes.

      h)    Termination  only  for  cause as determined  by  the  Board  of
Directors  with the definition of cause to         be mutually agreed  upon
in the DAA.

      I) Location: as determined by the Board of Directors, and it is hereby acknowledged that Umphryes primary office may be in his home.

     j)   A reasonable non-compete, non-disclosure agreement.

      k) Legal Fees: Finet acknowledges that Messrs. Noack and Umphryes and MMI are defendants in a current legal action brought by prior shareholders which seeks the restoration of shares previously sold. Finet agrees to continue to bear the costs of defending this action up to a maximum of $250,000. Legal costs in excess of that amount, if any, and all settlement costs are the responsibility of Messrs. Noack and Umphryes as individuals.

      l) Currently Leased Vehicles: Finet will assume the current leased vehicle obligations of MMI on behalf of Messrs.
          Umphryes and Noack, and will continue payment of all lease and, up to a maximum personal use amount of $3,000 per year, all related operating costs (insurance, fuel, oil, repairs and maintenance) for the lesser of the existing lease period or one year from the acquisition of MMI. Thereafter, Finet's obligation will be limited to a maximum lease cost of $750 per month and payment of related operating costs as above.

      m) As sole shareholders of MMI, an S corporation, Messrs. Noack and Umphryes will have personal Federal and
          California State income tax liabilities for the tax year 1996 based on the taxable income generated by MMI during the period of time from January 1, 1996 through the acquisition date. Finet agrees to pay said tax liability on behalf of Messrs. Noack and Umphryes with said tax payments(s) to be a Section VI Retention Account adjustment item.

IX.  Stand Still

      Finet, MMI, PAMN and their shareholders will not, so long as this Agreement is in effect, take any action out of the ordinary course of business, such as a sale of assets, termination of employment, modification of employment contracts, or distribution of dividends or bonuses (except as described in section II. above). The parties agree that Finet intends to enter employment agreements with certain of its managers which will be consistent in form and content with those referred to herein for MMI and PAMN employees and be subject to review and approval by MMI and Finet. The balance sheet attached to the DAA will reflect any activities to the date of the balance sheet, which will be dated as near to the closing date as is practical.

X.   Due Diligence

      The parties shall use their best efforts in promptly undertaking respective due diligence reviews. The parties hereby agree to complete said reviews within 30 days of the date of this Agreement, unless extended by mutual consent, which consent not to be unreasonably withheld. All parties will cooperate in providing materials and access reasonably necessary for an adequate due diligence effort. In the event any party is of the opinion that a material fact has been revealed by their due diligence, and that party wished to terminate this Agreement, the matter will be submitted to mediation and arbitration as per the provisions of Paragraph XIV below. The failure to discover a material fact during the course of the respective due diligence reviews shall not be deemed a waiver of a representation or warranty, nor a defense against potential damage from the undiscovered matter.
XI.  Closing

      The parties to this Agreement will use their best efforts to be in a position to sign DAA as soon as practicable, but, unless extended by mutual consent, said consent not to be unreasonably withheld, not more than the later of 60 days after the date of this Term Sheet Agreement or 30 days after the first closing of Finet's private placement now in process.

XII. Success of Private Placement

     It is hereby acknowledged that this agreement has been entered into on the basis that the Finet private placement, now in preparation, will be successful in raising equity capital of not less than Two Million Dollars ($2,000,000). The success of this private placement is critical to the desire and ability for MMI and PAMN to be acquired as described herein and therefore, the failure to raise said equity capital shall be considered cause for termination of this Agreement by, and at the option of, the shareholders of MMI.

XIII.     Non Refundable Advance Payment

      In consideration for the promise to stand still by MMI and PAMN, within five (5) business days following receipt by Finet of the proceeds of the first closing of its private placement now in preparation, Finet will issue to the MMI shareholders Two Hundred Thousand (200,000) shares of Finet's common stock. Said shares shall be considered as part of the share consideration to be issued pursuant to Section III.

XIV. Mediation and Arbitration

      Initially all claims and controversies of any kind relating to this Term Sheet Agreement shall within 30 days of notice of claim to the other party be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, California.

          In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by arbitration before a single arbitration in San Francisco in accordance with the rules then obtaining of the American Arbitration Association. All parties to this Agreement shall be bound by the decision in any such arbitration, and judgment upon such arbitration may be entered by any court of proper jurisdiction. In any such arbitration, the arbitrators: (i) shall apply the provisions of this Term Sheet Agreement without varying therefrom in any respect, and they shall not have the power to add to, modify or change the provisions of this Agreement; (ii) shall make specific written findings of fact and law; and (iii) shall apply the law of California to all substantive issues of law. The foregoing shall not preclude the parties from seeking injunctive or other inequitable relief from any court of proper jurisdiction pending the outcome of any arbitration.

      Attorney fees and costs shall be allocated by agreement in mediation and by the arbitrators in arbitration.

XV.  Miscellaneous

      a) The Current Market Value (CMV) of Finet Common Shares shall be defined for this Agreement as the average bid price over the 20 business day period ending 10 days prior to the date of valuation.

      b) Any press releases or formal filings concerning this Agreement and the acquisitions shall be subject to the mutual consent of the parties, which consents may not be unreasonably withheld.

                c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

      d) If any portion of this Agreement is found to be illegal and/or unenforceable, the remainder will continue in full force  and effect.

      e) It is acknowledged that an existing Finet shareholder has agreed to sell privately certain of its shares to certain key employees of Finet and that, by separate agreement as consideration for the bridge loan described below, 15% of said shares shall be made available for purchase by certain MMI and PAMN employees. This private sale of shares is considered by MMI and PAMN to be a critical element to the acquisition herein described.

     f) It is acknowledged that PAMN has made a bridge loan in the amount of Forty Thousand Dollars ($40,000) to
          National Mortgage Network (NMN) and that Finet has an option to, and intends to, acquire NMN. Upon successful completion of the first close of its private placement, Finet agrees to repay that loan and accrued interest within five (5) business days.

      g) All parties to this agreement acknowledge that the acquisition described herein will require approvals of certain third parties (FHLMC, FNMA, DRE, DOC, etc.) and that the parties agree that they will use their best efforts to obtain said approvals as quickly as possible. It is agreed that, to the extent that an approval is not obtained and such denial does not create a legal prohibition to the acquisition or a material diminution in value, it will not be cause for termination of this Agreement.

      h) The shareholders of MMI and PAMN have been required, in the normal course of business, to make personal guarantees for certain financing transactions and general business relationships. Finet hereby agrees to negotiate with holders of said guarantees to release the shareholders of MMI and PAMN from these obligations. If releases are not possible, then Finet will offer to assume these obligations, or in the event that assumption is not possible, to indemnify the MMI and PAMN shareholders for any losses suffered as a result of these personal guarantees.
      i) The shareholders of MMI are aware that the public sale of shares of Finet common stock issued as consideration for the acquisition of MMI stock may be restricted by means of a "lock up" agreement. However, said agreement shall include, unless prohibited by Finet's investment banker, the right to sell to sell up to 100,000 shares per year for each MMI shareholder and shall not apply to private transfers of Finet shares between MMI shareholders or transfers for estate planning purposes to closely held trusts or family members,

      The undersigned, having been duly authorized by their respective Boards of Directors, have signed this Term Sheet Agreement as a binding contract effective as of the date indicated above.

FINET HOLDINGS CORPORATION              MONUMENT MORTGAGE, INC.


By:         /s/  L.  Daniel  Rawitch                                    By:
/s/ James W. Noack
     L. Daniel Rawitch, CEO                       James W. Noack, President



PREFERENCE AMERICA MORTGAGE NETWORK


By:        /s/ James A. Umphryes
     James A. Umphryes, Director